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                                                                  EXHIBIT 99(d)

                         BAY VIEW CAPITAL CORPORATION
                                     Common Shares
                     Initially Offered Pursuant to Rights
                        Distributed to Stockholders of
                         Bay View Capital Corporation

To Our Clients:

  Enclosed for your consideration are a Prospectus Supplement dated
          , 2001, together with an accompanying Prospectus dated           ,
2001 (together, the "Prospectus") and the Instructions as to Use of Bay View Capital Corporation Subscription Warrants relating to the offer by Bay View
Capital Corporation (the "Company") of       shares of Common Stock, par value
$.01 per share (the "Common Stock"), of the Company, at a subscription price
of $      per share for each share of the Common Stock, in cash, pursuant to transferable subscription rights (the "Rights") initially distributed to holders of record ("Record Owners") of shares of the Common Stock at the close
of business on           , 2001 (the "Record Date"). All undefined capitalized
terms used herein have the definition ascribed to them in the Prospectus.

  As described in the Prospectus, you will receive one transferable Right for each one share of the Common Stock carried by us in your account as of the
Record Date. Each Right will entitle you to subscribe for      shares of the
Common Stock (the "Basic Subscription Privilege") at a subscription price of
$      per share (the "Subscription Price"). You will also have the right (the
"Over-Subscription Privilege"), subject to proration, to subscribe for shares of the Common Stock available after satisfaction of all subscriptions pursuant to Basic Subscription Privileges ("Over-Subscription Shares"), at the Subscription Price. If there are insufficient Over-Subscription Shares to satisfy all exercised Over-Subscription Privileges, Over-Subscription Shares will be allocated pro rata among all the holders of the Rights exercising Over-Subscription Privileges, in proportion to the number of shares each such holder has subscribed to purchase pursuant to his or her respective Basic Subscription Privilege. Your election to exercise the Over-Subscription Privilege must be made at the time you exercise the Basic Subscription Privilege in full. You will not be able to exercise any portion of the Rights as to either the Basic Subscription Privilege or the Over-Subscription Privilege unless the aggregate net proceeds from the Rights Offering and the Company's concurrent offering of certain of the Company's units and Common
Stock to certain purchasers are greater than $    million.

  Rights are transferable and holders that wish to sell their Rights may do so. The Rights will trade on the New York Stock Exchange (the "NYSE") up to and including the close of business on the last trading day prior to the Expiration Date. It is anticipated that the Rights will trade on a "when issued" basis up to and including the Record Date.

  THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF SHARES OF THE COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES AND SALES OF THE RIGHTS MAY BE MADE BY ONLY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of the Common Stock, or sell any Rights, to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus and "Instructions as to Use of Bay View Capital Corporation Subscription Warrant". However, we urge you to read these documents carefully before instructing us to exercise or sell the Rights.

  Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise or sell Rights on your behalf in accordance with the provisions of the offering. The offering will expire at 5:00 P.M., New York
City Time, on           , 2001, unless the offering is extended by the
Company. Once you have exercised a Right, such exercise may not be revoked.

  If you wish to have us, on your behalf, exercise the Rights for any shares of the Common Stock to which you are entitled, or sell such Rights, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE OFFERING SHOULD BE DIRECTED TO MELLON INVESTOR SERVICES LLC AT THE FOLLOWING TELEPHONE NUMBER:
(800) 737-9864.

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                                 INSTRUCTIONS

  The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of shares of Common Stock, par value $.01 per share (the "Common Stock"), of Bay View Capital Corporation (the "Company").

  This will instruct you whether to exercise or sell Rights to purchase the Common Stock distributed with respect to the Company's Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related "Instructions as to Use of Bay View Capital Corporation Subscription Warrant".

  BOX 1. [_] Please DO NOT EXERCISE RIGHTS for shares of the Common Stock.

  BOX 2. [_] Please EXERCISE RIGHTS for shares of the Common Stock as set forth below:


                                         Shares of
                           Shares of      Common
                Number      Common         Stock
                  of       stock per     (rounded      Subscription
                Rights       Right         down)          Price         Payment
                ------     ---------     ---------     ------------     -------
  Basic
  Subscription
  Right:                X             =             X     $          =  $            (Line 1)
  Over-
  Subscription
  Right:                X             =             X     $          =  $            (Line 2)
                                                                        $       (Sum of Lines 1
  Total                                                                         and 2; must equal
  Payment                                                                       total of amounts in
  Required:                                                                     Boxes 3 and 4)


BOX 3. [_] Payment in the following amount is enclosed: $ ____________________________________________.

BOX 4. [_] Please deduct payment from the following account maintained by you as follows:

    ------------------------------       ------------------------------
           Type of Account                        Account No.

                        Amount to be deducted: $ ______________________________

Date: ______________, 2001             ________________________________________

                                       ________________________________________
                                                    Signature(s)

                                       Please type or print name(s) below
                                       _______________________________________

                                       _______________________________________

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